Service Request# 20213263765

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9352445
BRODY WILKINSON PC
2507 POST ROAD
SOUTHPORT, CT 06890

09-16-2021

ATTN: RITA M. SCACCHIA

DESCRIPTION		AMOUNT
6241121 - OG GALLERY, INC.		
0102S Stock Corporation		
	Incorporation Fee	$15.00
	Receiving/Indexing	$25.00
	Surcharge Assessment-Kent County	$6.00
	Page Assessment-Kent County	$36.00
	Data Entry Fee	$5.00
	Court Municipality Fee, Dover	$20.00
	Expedite Fee, 24 Hour	$50.00
	TOTAL CHARGES	$157.00
	TOTAL PAYMENTS	$157.00
	BALANCE	$0.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:40 PM 09/16/2021
FILED 12:40 PM 09/16/2021
SR 20213263765 - File Number 6241121

CERTIFICATE OF INCORPORATION OF OG GALLERY, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the "**DGCL**"), do hereby certify as follows:

1. The name of the corporation is OG Gallery, Inc. (the "**Corporation**").

2. The address of the Corporation's registered office in the State of Delaware is 3500 South DuPont Highway, located in the City of Dover, County of Kent, Zip Code 19901-6041. The name of its registered agent at such address is Incorporating Services, Ltd.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is Two Million (2,000,000). All shares shall be Common Stock, par value $0.0001 per share, and are to be of one class.

5. The name and mailing address of the incorporator of the Corporation are:

Chelsea Pullano
2050 Center Avenue, Suite 640
Fort Lee, NJ 07024

6. Unless and except to the extent that the by-laws of the Corporation (the "**Bylaws**") shall so require, the election of directors of the Corporation need not be by written ballot.

7. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8. The Corporation shall indemnify, advance expenses and hold harmless, to the fullest extent permitted by applicable law as it currently exists and is applied or as it may hereafter be amended or applied, any person (a "**Covered Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "**Proceeding**"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to

employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Section 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9. In furtherance and not in derogation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

10. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") or the Bylaws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

11. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

[SIGNATURE PAGE FOLLOWS]

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my free act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand as of September 15, 2021.

/s/ Chelsea Pullano
Chelsea Pullano
Sole Incorporator